Exhibit 23.05



                          INDEPENDENT AUDITOR'S CONSENT


We consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 8, 2003 on the financial statements of Kenmar Global Trust as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 and our report dated December 13, 2002, except for Note 7, as to which the date is April 8, 2003, on the statement of financial condition of Kenmar Advisory Corp. as of September 30, 2002, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.


                                    /s/ Arthur F. Bell, Jr. & Associates, L.L.C.


Hunt Valley, Maryland
April 16, 2003